UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549


FORM 8-A


FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


CANNON EXPRESS, INC.
(Exact name of registrant as specified in its charter)


DELAWARE                                   71-0650141
(state of incorporation                  (IRS Employer
 or organization)                    Identification Number)

1457 ROBINSON, SPRINGDALE, AR                 72765
(Address of principal                      (Zip code)
  executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                     Name of each exchange on
to be so registered                     which each class is to be
                                        registered

Common Stock, $0.01 par value           American Stock Exchange


If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x].

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ].


Securities Act registration statement file number to which this form
relates:     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.   Description of registrant's Securities to be Registered.

The capital stock of Cannon Express, Inc. (the "Company") to be registered on the American Stock Exchange (the "Exchange") is the Company's Common Stock with a par value of $0.01 per share ("Common Stock").

The Company has authorized capital stock consisting of 10,000,000 shares of Common stock. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. In the event of liquidation, holders of Common Stock are entitled to receive pro rata all net assets of the Company. Holders of the Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds legally available therefor.

Pursuant to Article Seventh of the Company's Certificate of Incorporation, as amended, the affirmative vote of the holders of 66 2/3% of the outstanding stock of the Company entitled to vote is required to effect certain business transactions between the Company and a Substantial Stockholder (generally defined as a holder of more than 10% of the Company's voting stock). The
66 2/3% requirement does not apply, however, if (i) the business transaction is approved by a majority of the members of the Board of Directors of the Company who are unaffiliated with the Substantial Stockholder and who were directors before the Substantial Stockholder became a Substantial Stockholder and (ii) certain other conditions relating to the financial aspects of, and disclosure relating to, the business transaction are satisfied. Business transactions subject to such provisions include, but are not limited to, mergers, consolidations, purchases or sales of assets and other transactions requiring the approval of the stockholders of the Company under the Delaware General Corporation Law. Article Seventh may not be amended, altered, or repealed except by affirmative vote of the holders of 66 2/3% of the outstanding stock of the Company entitled to vote thereon.

The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Shareholders do not have cumulative voting rights in the election of directors.


Item 2.   Exhibits.

None.

Signature

Pursuant to the requirements of Section 12 of the Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         Cannon Express, Inc.


Dated:    March 2, 1998                  By: /s/ Dean G. Cannon
                                             Dean G. Cannon
                                             President and
                                             Chairman of the Board